Exhibit 99.h(1)(E)

                              , 2007

Boston Financial Data Services, Inc.
30 Dan Road
Canton, MA 02021-2809

Dear Ladies and Gentlemen:

In accordance with Article 17 of the Transfer Agency and Service Agreement, dated February 1, 2001 (the “Agreement”), between Credit Suisse Capital Funds (the “Trust”)/Credit Suisse Institutional Funds (the “Corporation”) and Boston Financial Data Services, Inc. (“BFDS”), the Trust hereby notifies BFDS of the Trust’s desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Credit Suisse Asia Bond Fund, a series of shares of beneficial interest of the Trust/the Asia Bond Portfolio, a series of common stock of the Corporation.

Very truly yours,

CREDIT SUISSE CAPITAL FUNDS

By:
Name:
Title:

CREDIT SUISSE INSTITUTIONAL FUND,
INC.

By:
Name:
Title:

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